EXHIBIT 12.1

Statement Re Computation Of Ratios

This schedule contains financial information extracted from the Registrant's Financial Statements as of December 31, 2005 and 2004 and is qualified in its entirety by reference to such Financial Statements:

	December 31, 2005	December 31, 2004
Current Ratio:

The ratio of current assets divided by current liabilities -

Current assets (numerator)	$11,687,247	$7,531,272
Current liabilities (denominator)	6,862,766	4,171,431

Current ratio	1.70	1.81

Working Capital:

Current Assets minus Current Liabilities

Current assets	$11,687,247	$7,531,272
Current liabilities	6,862,766	4,171,431

Working Capital	4,824,481	3,359,841